FOR IMMEDIATE RELEASE                        Contact:     Robert E. Klem, Ph.D.
                                                          JBL Scientific, Inc.
                                                          805-544-8524



             GENTA APPOINTS DONALD DRAPKIN AS DIRECTOR AND CHAIRMAN

                   Michael Weiss Is Selected As Vice Chairman

                   Three Additional New Directors Are Elected


SAN DIEGO, CA, September 11, 1997 -- Genta Incorporated (Nasdaq: GNTA) today announced that its Board of Directors has elected a new Chairman: Donald G. Drapkin, Vice Chairman of MacAndrews & Forbes Holdings, Inc.; Chairman of Cardio Technologies, Inc., and VIMRX Pharmaceuticals Inc.; and Director of numerous corporations including Revlon, Inc. and The Coleman Company, Inc. Mr. Drapkin succeeds Michael S. Weiss - Senior Managing Director of Paramount Capital, Inc., and Chairman of Procept Inc. - who has served as Genta's Chairman on an interim basis. Mr. Weiss will continue to serve on the Genta Board, as Vice Chairman.

The Board elected the following three new directors in addition to Mr. Drapkin:

o Glenn L. Cooper, M.D., who is President and Chief Executive Officer of Interneuron Pharmaceuticals, Inc. Dr. Cooper is also Chairman and Acting President and CEO of Transcell Technologies, Inc., Chairman of Intercardia, Inc. and Chairman of Progenitor, Inc. Dr. Cooper was formerly affiliated with Eli Lilly and Company, where he held a variety of positions in clinical research and regulatory affairs.

o Bobby W. Sandage, Jr., Ph.D., who is Executive Vice President, Research and Development, and Chief Scientific Officer, Interneuron Pharmaceuticals, Inc., and Adjunct Professor Of Pharmacology, Massachusetts College of Pharmacy. Dr. Sandage formerly held various positions in the Cardiovascular Research and Development division of DuPont Merck Pharmaceutical Company.

o Andrew J. Stein, Chairman of the Board, Asia Pacific Holdings Corporation, and Equity Partner in Metromedia Asia. Mr. Stein was formerly President of the New York City Council and Manhattan Borough President. Mr. Stein was

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     also a Member of the New York State  Assembly where he served on the Health
     Committee and was appointed by Gov. Nelson Rockefeller as Chairman of the Commission on Living Costs and the Economy, which reformed the nursing home industry in New York State.

The Company also announced the resignation of two directors, Paul O. P. Ts'o, Ph.D., and Sharon B. Webster, Ph.D., who will remain consultants to Genta. Robert E. Klem, Ph.D., will remain a director, bringing the Genta Board of Directors to a total of six members.

"We want to extend a warm welcome to our new Board members, whose significant professional accomplishments will be of immense benefit in Genta's continuing development," Mr. Weiss stated. "At the same time, the Board expresses deep gratitude to Drs. Ts'o and Webster for their many and invaluable contributions. We look forward to their continued counsel as consultants."

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.

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